Exhibit 99.1

Pulse Electronics Board of Directors Unanimously Rejects Unsolicited Proposal from Bel Fuse

PHILADELPHIA--(BUSINESS WIRE)--March 10, 2011--Pulse Electronics Corporation (NYSE: PULS) announced today its board of directors unanimously rejected the unsolicited proposal from Bel Fuse Inc. to acquire all of Pulse’s outstanding shares for $6 per share. The proposal was received on February 28, 2011.

The Pulse Electronics Board of Directors, exercising its fiduciary obligation and in consultation with its financial and legal advisors, carefully reviewed the Bel Fuse proposal and concluded it was not in the best interest of Pulse, its shareholders and other constituents.

“The Pulse Board of Directors is always open to opportunities that are in the best interest of Pulse shareholders,” said Ralph Faison, director and chief executive officer of Pulse Electronics. “We are not opposed to industry consolidation. However, we believe the current time is not opportune for our shareholders and the company. We believe the Bel Fuse offer does not reflect the recent and planned strategic actions we are taking to improve the company’s performance and its shareholder value.”

Today the Pulse Board of Directors delivered a letter to Daniel Bernstein, president, chief executive officer and a director of Bel Fuse, setting forth certain factors upon which the board’s determination was based. A copy of the letter follows:

Mr. Daniel Bernstein
Chief Executive Officer
Bel Fuse Inc.
206 Van Vorst Street
Jersey City, NJ 07302

Dear Dan:

As we have communicated to you and Avi Eden in three separate meetings since December, we are not opposed to industry consolidation. We agree with your assessment that current industry conditions are challenging and 2011 may not be as strong as 2010. However, we don’t believe this view is reflective of the industry’s long-term health. This perspective furthers our belief accepting your opportunistic offer is not in the best interest of Pulse, it shareholders and other constituents.

The Pulse Board of Directors takes its fiduciary duties very seriously. In consultation with our financial and legal advisors, our board unanimously decided to reject Bel Fuse’s proposal to acquire all the outstanding stock of Pulse Electronics for $6 per share. Your proposal is opportunistic. The $6 offer price and non-definitive consideration does not reflect the actions Pulse has taken to improve its performance nor its definitive plans and its full value.

Recently the Pulse team has taken the following significant actions to enhance shareholder value:

  divested AMI Doduco
  abandoned the holding company structure
  became a pure-play electronic components company
  exited non-strategic product lines
  strengthened our balance sheet and
  announced the consolidation of our corporate headquarters near Philadelphia into our U.S. operating headquarters in San Diego.

In January 2011, I was privileged to be named president and chief executive officer. Prior to joining Pulse, I have been fortunate to work with teams that have demonstrated a track record of growing revenues and increasing profit. These teams have also demonstrated the willingness and ability to execute transactions, which created significant value for shareholders. I can assure you, the Pulse team shares the same objective and commitment to shareholder value.

As we look forward over the next 18 to 24 months, we are committed to a series of previously communicated strategic actions that are expected to improve shareholder value significantly. We believe these actions are well defined and their progress will be transparent and readily measurable by our shareholders. These actions include:

  improve the wireless product group’s financial performance to acceptable levels or seek alternatives lower operating expenses by at least 300 basis points, with a particular focus on general and administrative expenses rationalize our manufacturing footprint, by continuing to migrate from high labor cost areas to lower cost regions in China and to reduce the number of factories implement a new ERP system, which when fully operational, will drive significant cost and expense savings, operational efficiencies and management visibility build on our technology leadership by investing for growth and product diversity in each product group, including 3-D antennas, switchable antennas and Rogowski coil sensor technology. We expect to introduce a new breakthrough technology in our network product group in 2011.

None of these actions and improvements is trivial. We believe the combination of these actions distinguishes us from our competition and provides our shareholders with a foundation in growth markets such as power sensing, high-efficiency computing, alternative energy and vehicle electrification. We are the technology leader in our product groups, particularly in network and power—the areas in which we compete with Bel Fuse.

It should also be noted that we outperformed Bel Fuse in our network and power product groups in 2010, despite the fact we did not have a permanent CEO. As disclosed in our Form 10-K that was filed on March 2, 2011, we grew collective sales in our network and power product groups nearly 40 percent to $346.3 million and generated combined operating profit of $30.9 million. According to your quarterly press releases, Bel Fuse increased sales from $182.8 million in 2009 to $302.5 million in 2010, of which approximately $55 million was from an acquisition. Non-GAAP operating income was $25.1 million in 2010.

Clearly, as we have communicated publicly, improving our wireless group’s financial performance is a top priority and will be a strong value driver for our shareholders due to its higher industry growth profile. Additionally, our power and network groups are investing in higher growth market segments where Bel Fuse does not compete.

Our reconfigured management team, working with our fully independent and objective board members, has a fresh perspective and is the best team to execute the aforementioned strategic actions for our shareholders in the shortest possible time.

We believe these improvements can be executed successfully in approximately 18 to 24 months and the value for these improvements will be recognized as we demonstrate progress. As we have communicated in our last three meetings with Bel Fuse, we are always open-minded to explore opportunities to enhance shareholder value. Alternatively, any fungible offer received in the short term that fully reflects the value of the company will be seriously considered and evaluated. Bel Fuse’s $6 offer is opportunistic and does not fully reflect the value of the company.

Pulse’s board and management are always willing to explore potential opportunities at any point and believe that broad industry conversations are healthy and responsible.

Sincerely,

Ralph Faison
Director, President and Chief Executive Officer
Pulse Electronics Corporation

Credit Suisse Securities (USA) LLC is serving as financial advisors, and SNR Denton and Buchannan Ingersoll & Rooney PC are serving as legal counsel to Pulse Electronics.

Additional Information and Where to Find It

Pulse Electronics will file a proxy statement with a WHITE proxy card on Schedule 14A in connection with the 2011 Annual Meeting of Shareholders. SHAREHOLDERS OF PULSE ELECTRONICS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, PULSE ELECTRONICS’ PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE ANNUAL MEETING BECAUSE THE PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and a WHITE proxy card will be mailed to shareholders as of the record date for voting at the annual meeting. Shareholders will also be able to obtain a copy of the proxy statement, without charge, once available. The proxy statement and other relevant documents can also be obtained, without charge, at the SEC’s Internet site http://www.sec.gov or by contacting Pulse Electronics' main office at (215) 355-2900

Forward-Looking Statements

This release contains statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the Company’s current information and expectations. There can be no assurance the forward-looking statements will be achieved. Actual results may differ materially due to the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, those discussed in the Company’s Form 10-K for the year ended December 31, 2010 in Item 1a under the caption “Factors That May Affect Our Future Results.” All such risk factors are incorporated herein by reference as though set forth in full. The Company undertakes no obligation to update any forward looking statement.

About Pulse Electronics Corporation

Pulse Electronics is the electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production. The Company serves manufacturers in the wireless and wireline communications, power management, military/aerospace and automotive industries. For more information, visit the Company’s web site at www.pulseelectronics.com.

CONTACT:
Investors
Pulse Electronics Corporation
Jim Jacobson, 215-942-8428
Director of Investor Relations
or
Innisfree M&A Incorporated
Alan Miller / Scott Winter
212-750-5833